Exhibit 99.1

Pope Resources Reports Third Quarter Loss of $23,000

POULSBO, Wash.--(BUSINESS WIRE)--October 29, 2008--Pope Resources (NasdaqGSM:POPE) reported a net loss of $23,000, or 1 cent per diluted ownership unit, on revenues of $7.4 million for the third quarter ended September 30, 2008. This compares to net income of $3.6 million, or 74 cents per diluted ownership unit, on revenues of $12.2 million for the comparable period in 2007.

Net income for the nine months ended September 30, 2008 totaled $2.6 million, or $0.55 per diluted ownership unit, on revenues of $25.0 million. Net income for the corresponding period in 2007 totaled $9.2 million, or $1.91 per diluted ownership unit, on revenues of $34.3 million.

Cash flows provided by operations for the quarter ended September 30, 2008 were $2.3 million, compared to $5.1 million for the third quarter of 2007. For the nine months ended September 30, 2008, cash flows from operations were $7.9 million, compared to $12.0 million for the same period in 2007.

“Our December 2007 decision to reduce harvest volume by 35% in the face of unfavorable log market conditions is reflected in results for the quarter and year-to-date periods ending on September 30, 2008, both of which compare unfavorably to corresponding periods in 2007,” said David L. Nunes, President and CEO. “New housing starts have continued to decline, which reduced demand for lumber and in turn reduced demand for sawlogs. The current economic climate and tighter lending standards have also reduced demand for raw land which has negatively impacted our Real Estate segment. The difficult market conditions faced by our Fee Timber and Real Estate business segments are expected to extend at least through 2009. Fortunately our strong balance sheet allows us the flexibility and patience to be able to defer our timber harvest until market conditions improve, which has the added benefit of allowing trees to continue to grow in value and volume during that time period.”

Third quarter Fee Timber operating income declined by 76%, from $3.9 million in 2007 to $929,000 in 2008, driven by both a 23% reduction in our harvest volume, from 15 million board feet (MMBF) in 2007 to 12 MMBF in 2008, and a 20% decline in average realized log price, from $611 per thousand board feet (MBF) in 2007 to $489 per MBF in 2008. Similarly, on a year to date basis, a decline in harvest volume and log prices between periods caused Fee Timber operating income to decline by 55%, from $13.6 million for the first nine months of 2007 to $6.2 million for year-to-date 2008. On a year-to-date basis, harvest volumes dropped 25%, from 48 MMBF in 2007 to 36 MMBF in 2008, and the average realized log price declined 17% from $611 per MBF in 2007 to $507 per MBF in 2008. Through the first nine months of 2008, we harvested 94% of our planned annual harvest volume for the year.

Our Timberland Management & Consulting segment posted an operating loss of $135,000 for the third quarter of 2008 and $444,000 for the nine months ended September 30, 2008, which was somewhat improved from the $244,000 and $544,000 operating loss, respectively, for the same periods in 2007. These losses reflect the start up mode of our timber fund business activities.

Real Estate segment operating losses for the third quarter of 2008 were $61,000 as compared to a gain of $540,000 for the third quarter of 2007. Year-to-date Real Estate segment operating losses first nine months of the year were $767,000 for 2008 as compared to $483,000 in 2007. Losses in the third quarter of 2008 and for both the nine-month periods reflect continued entitlement efforts for on-going development projects and the absence of significant property sales during these periods.

General & Administrative expenses of $1.0 million for the third quarter of 2008 and $2.9 million for the first nine months of 2008 were $65,000 higher and $772,000 lower, respectively, compared to the same periods of the prior year primarily because of professional service fees incurred in 2007 that did not recur in the current year.

As of September 30, 2008 Pope Resources held AAA-rated Student Loan Auction Rate Securities (“SLARS”) with a par value of $14.6 million. This amount is $1.1 million less than our SLARS position at June 30, 2008, with the reduction due to redemptions by issuers at par value during the third quarter of 2008. SLARS are collateralized long-term debt instruments that in prior years have provided liquidity through a Dutch auction process. However, in February 2008 these auctions failed, resulting in a loss of liquidity for holders of these securities.

One of the broker-dealers through whom we invested in a $10.6 million subset of our SLARS portfolio has reached a settlement with federal and state regulators to cash out at par certain retail and small business investors. As a result, in October 2008 we successfully converted this previously illiquid position to $10.6 million of cash. Notwithstanding this, as of the September 30, 2008 balance sheet date the applicable accounting rules required us to report this $10.6 million of par value as a current asset with a fair value of $9.3 million which reflects a $1.3 million temporary impairment allowance against par value. This temporary impairment allowance will be reversed with no income statement impact in the fourth quarter given the repurchase of this portion of our portfolio.

As for the remaining $4.0 million of SLARS held through a different broker-dealer, management has recorded a $293,000 other-than-temporary impairment in value to our income statement for the quarter ended September 30, 2008, reflecting the lack of marketability and current absence of a broker-dealer repurchase agreement for the remainder of our SLARS portfolio.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property; labor, equipment and transportation costs that affect our net income; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenues	$7,436	$12,171	$25,028	$34,284
Costs and expenses:
Cost of sales	(4,167)	(5,171)	(13,135)	(14,302)
Operating expenses	(3,558)	(3,772)	(9,862)	(11,114)
Operating income (loss)	(289)	3,228	2,031	8,868
Interest, net	(55)	110	(63)	137
SLARS impairment	(293)	-	(293)	-
Income (loss) before income taxes and minority interest	(637)	3,338	1,675	9,005
Income tax benefit (expense)	51	(5)	(6)	(22)
Income (loss) before minority interest	(586)	3,333	1,669	8,983
Minority interest	563	218	932	237
Net income (loss)	$(23)	$3,551	$2,601	$9,220

Average units outstanding - Basic	4,585	4,687	4,596	4,679
Average units outstanding - Diluted	4,585	4,831	4,720	4,823

Basic net income per unit	$(0.01)	$0.76	$0.57	$1.97
Diluted net income per unit	$(0.01)	$0.74	$0.55	$1.91

CONDENSED CONSOLIDATED BALANCE SHEETS
(all amounts in $000's)

	30-Sep-08	31-Dec-07
Assets:
Cash and cash equivalents	$12,268	$2,174
Auction rate securities, current	9,298	30,775
Other current assets	2,727	2,095
Roads and timber	92,040	94,635
Properties and equipment	46,426	47,054
Auction rate securities, long-term	3,707	-
Other assets	1,210	2,592
Total	$167,676	$179,325
Liabilities and partners' capital:
Current liabilities	$4,169	$5,451
Long-term debt, excluding current portion	28,042	29,385
Other long-term liabilities	1,521	2,042
Total liabilities	33,732	36,878
Minority interest	44,435	45,803
Partners' capital	90,811	96,644
Accumulated other comprehensive loss	(1,302)	-
Total	$167,676	$179,325

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net income	$(23)	$3,551	$2,601	$9,220
Added back:
Depletion	1,673	1,430	3,411	4,179
SLARS impairment	293	-	293	-
Timber depletion on HBU sale	-	-	126	-
Depreciation and amortization	194	205	579	604
Other non-cash additions	(472)	(1,164)	(498)	(791)
Cost of land sold	43	486	2,560	532
Change in working capital balances	595	579	(1,130)	(1,750)
Cash flows provided by (used in) operations	$2,303	$5,087	$7,942	$11,994

	SEGMENT INFORMATION
	(all amounts in $000's)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Pope Resources	$4,297	$8,657	$17,090	$27,916
ORM Timber Funds	1,944	1,179	4,799	2,726
Total Fee Timber	6,241	9,836	21,889	30,642
Timberland Management & Consulting (TM&C)	255	366	733	1,074
Real Estate	940	1,969	2,406	2,568
Total	7,436	12,171	25,028	34,284
Operating income/(loss):
Pope Resources	1,342	3,930	6,627	13,204
ORM Timber Funds	(413)	(41)	(469)	379
Total Fee Timber	929	3,889	6,158	13,583
TM&C	(135)	(244)	(444)	(544)
Real Estate	(61)	540	(767)	(483)
General & administrative	(1,022)	(957)	(2,916)	(3,688)
Total	$(289)	$3,228	$2,031	$8,868

	SELECTED STATISTICS

	Three months ended		Nine months ended
	30-Sep-08	30-Sep-07	30-Sep-08	30-Sep-07
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	7,279	7,602	23,405	30,708
Whitewood	1,293	2,272	3,035	5,985
Cedar	281	931	741	1,556
Hardwood	274	1,297	926	2,304
Pulp
All species	2,578	3,127	7,568	7,312
Total	11,705	15,229	35,675	47,865

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	520	622	538	628
Whitewood	387	446	413	467
Cedar	1,277	1,347	1,246	1,335
Hardwood	593	960	641	938
Pulp
All species	357	353	361	397
Overall	489	611	507	611

Owned timber acres	114,000	116,000	114,000	116,000
Acres under management	291,000	317,000	291,000	317,000
Capital expenditures ($000's)	$1,143	$3,003	$3,429	$7,413
Depletion ($000's)	1,673	1,430	3,537	4,179
Depreciation ($000's)	194	205	579	604
Debt to total capitalization	24%	25%	24%	25%

	QUARTER TO QUARTER COMPARISONS
	(Amounts in $000's except per unit data)

	Q3 2008 vs. Q3 2007	Q3 2008 vs. Q2 2008

	Total	Total

Net income (loss):
3rd Quarter 2008	$(23)	$(23)
2nd Quarter 2008		1,683
3rd Quarter 2007	3,551
Variance	$(3,574)	$(1,706)

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$(1,427)	$(148)
Log volumes (B)	(2,152)	(1,383)
Depletion	(243)	(590)
Production costs	780	428
Other Fee Timber	50	(358)
Timberland Management & Consulting
Management fee changes	(159)	(1)
Other Timberland Mgmnt & Consulting	300	9
Real Estate
Land sales	(619)	58
Depletion	(20)	(9)
Other Real Estate	38	96
General & administrative costs	(65)	(6)
Interest expense	51	3
Other (taxes, minority int., interest inc.)	(108)	195
Total change in earnings	$(3,574)	$(1,706)

(A) Price variance calculated by extending the change in average realized price by current period volume.

(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
VP & CFO
Tom Ringo, 360-697-6626
Fax 360-697-1156